AMENDED AND RESTATED ADMINISTRATIVE PROCEDURES

FOR FIXED RATE AND FLOATING RATE SENIOR
AND SUBORDINATED BANK NOTES

With maturities from 30 days to 30 years

(Dated as of December 28, 1998)

Short-Term Senior Bank Notes ("Short-Term Senior Notes") and Medium-Term Senior Bank Notes ("Medium-Term Senior Notes," and together with the Short-Term Senior Notes, the "Senior Notes") and Subordinated Bank Notes ("Subordinated Notes," and together with the Senior Notes, the "Notes") are to be offered on a continuous basis for sale by Union Planters Bank, National Association, a national banking association chartered under the laws of the United States (the "Bank") through each of Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Keefe, Bruyette & Woods, Inc. Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated who, as agents (each, an "Agent" and, collectively, the "Agents"), will utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof. If agreed to by the Bank and the applicable Agent, such Agent will purchase the Notes, as principal from the Bank for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed public offering price. Only those provisions in these Amended and Restated Administrative Procedures that are applicable to the particular role that an Agent will perform shall apply.

The Notes are being sold pursuant to an amended and restated distribution agreement (the "Distribution Agreement"), dated as of December 28, 1998, among the Bank, the Parent and the Agents. The Distribution Agreement provides both for the sale of Notes by the Bank to the Agents as principal for resale to investors and other purchasers and for the sale of Notes by the Bank through the Agents as agents and not as principal in which case the Agents will act as agents of the Bank in soliciting Note purchases. The Notes will be issued pursuant to an amended and restated issuing and paying agency agreement (the "Issuing and Paying Agency Agreement"), dated as of December 28, 1998, between the Bank and The First National Bank of Chicago as issuing and paying agent (the "Issuing and Paying Agent"). As used herein, the term "Offering Circular" refers to the most recent offering circular, as such document may be amended or supplemented, which has been prepared by the Bank for use by the Agents in connection with the offering of the Notes.

The Notes will be issued in book-entry form (each beneficial interest in a global Note, a "Book-Entry Note" and collectively, the "Book-Entry Notes") and represented by one or more fully registered global Notes (each, a "Global Note" and, collectively, the "Global Notes") delivered to the Issuing and Paying Agent, as agent for The Depository Trust Company, as depositary ("DTC," which term includes any successor thereof), and recorded in the book-entry system maintained by DTC. Book-Entry Notes represented by a Global Note are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, by the owners of such Book-Entry Notes only upon certain limited circumstances described in the Offering Circular and the applicable Global Note.

In connection with the qualification of Book-Entry Notes for eligibility in the book-entry system maintained by DTC, the Issuing and Paying Agent will perform the custodial, document control and administrative functions described below, in accordance with its respective obligations under the Letters of Representations from the Bank and the Issuing and Paying Agent to DTC, dated December 28, 1998, and a Certificate Agreement, in the case of Short-Term Senior Notes, dated October 12, 1990, and in the case of Medium-Term Senior Notes and Subordinated Notes, dated May 26, 1989, each, between the Issuing and Paying Agent and DTC (the "Certificate Agreement"), and its obligations as a participant in DTC, including DTC's Same-Day Funds Settlement System ("SDFS").

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Notes.

Date of Issuance/

Authentication: Each Note will be dated as of the date of its authentication by the Issuing and Paying Agent. Each Note shall also bear an original issue date (the "Original Issue Date"), which shall be the settlement date for such Note. The Original Issue Date shall remain the same for all Notes subsequently issued upon transfer, exchange or substitution of an original Note regardless of their dates of authentication.

Maturities: Each Short-Term Senior Note will mature on a date (the "Maturity Date") selected by the purchaser and agreed to by the Bank which is not less than 30 days and not more than one year from its Original Issue Date, as selected by the initial purchaser and agreed to by the Bank; and each Medium-Term Senior Note will have a Maturity Date selected by the purchaser and agreed to by the Bank which is from more than one year to not more than 30 years from its Original Issue Date; and each Subordinated Note will have a Maturity Date selected by the purchaser and agreed to by the Bank which is from five years to not more than 30 years from its Original Issue Date; provided, however, that Floating Rate Notes will mature on an Interest Payment Date.

Registration: Notes will be issued only in fully registered form.

Calculation of Interest: Unless otherwise specified therein and in the applicable Pricing Supplement, interest (including payments for partial periods) on Fixed Rate Notes having maturities of greater than one year will be computed and paid on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified therein and in the applicable Pricing Supplement, interest on Fixed Rate Notes having maturities of one year or less will be computed on the basis of the actual number of days of the year divided by 360 and will be payable only at maturity. Unless otherwise specified therein and in the applicable Pricing Supplement, interest on Floating Rate Notes will be calculated and paid on the basis of the actual number of days in the year divided by 360 in the case of CD Rate Notes, Commercial Paper Rate Notes, Eleventh District Cost of Funds Rate Notes, Federal Funds Rate Notes, LIBOR Notes, J.J. Kenny Rate Notes, Prime Rate Notes, and by the actual number of days in the year divided by 365 or 366, as the case may be, in the case of CMT Rate Notes and Treasury Rate Notes.

Redemption/Repayment: The Notes will be subject to redemption by the Bank on and after their respective Initial Redemption Dates, if any; provided, further, that, unless otherwise specified in the applicable Global Bank Note, Subordinated Notes may not be redeemed prior to maturity, either pursuant to an acceleration in the event of a default or otherwise, without the prior written approval of the Comptroller of the Currency of the United States (the "Comptroller"); provided, however, that a Subordinated Note that is redeemable at the option of the Bank prior to its Maturity Date may be so redeemed without the prior approval of the Comptroller if the Bank would remain an "eligible bank," as defined in 12 C.F.R. Section 5.3(g) (or any successor regulatory provision) after such redemption unless the Comptroller has notified the Bank that such prior approval is required or such prior approval is otherwise required by law. Initial Redemption Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note. If no Initial Redemption Dates are indicated with respect to a Note, such Note will not be redeemable prior to its Maturity Date.

The Notes will be subject to repayment at the option of the holders thereof in accordance with the terms of the Notes on their respective Holder's Optional Repayment Dates, if any; provided, however, that unless otherwise specified in the applicable Global Bank Note, Subordinated Notes may not be repaid prior to their Maturity Date, either in whole or in part, without the prior written approval of the Comptroller; provided, further, that a Subordinated Note which is repayable at the option of the holder thereof prior to its Maturity Date may be so repaid without the prior approval of the Comptroller if the Bank would remain an "eligible bank," as defined in 12 C.F.R. section 5.3(g) (or any successor regulatory provision) after such repayment unless the Comptroller has notified the Bank that such prior approval is required or such prior approval is otherwise required by law. Holder's Optional Repayment Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note, and in the case of a Subordinated Note, will not be earlier than five years after the Original Issue Date of such Subordinated Note. If no Holder's Optional Repayment Dates are indicated with respect to a Note, such Note will not be repayable at the option of the holder prior to its Maturity Date.

Acceptance and

Rejection of Offers: When the Agent is soliciting offers to purchase the Notes, the Bank shall have the sole right to accept offers to purchase Notes and may reject any such offer, in whole or in part. Each Agent shall promptly communicate to the Bank, orally, each offer to purchase Notes solicited by such Agent on an agency basis, other than those offers rejected by the Agent. Each Agent shall have the right, without notice to the Bank, to reject any proposed purchase of Notes through it, in whole or in part.

Preparation of Pricing

Supplement: If any offer to purchase a Note is accepted by the Bank, the Bank, with the approval of the Agent which presented such offer (the "Presenting Agent"), will prepare a Pricing Supplement reflecting the terms of such Note.

Procedure for Changing Rates

or Other Variable Terms: When the Agents are soliciting offers to purchase the Notes from the Bank and a decision has been reached to change the interest rate or any other variable term on any Notes being sold by the Bank, the Bank will promptly advise the Agents and the Agents will forthwith suspend solicitation of offers to purchase such Notes. The Agents will telephone the Bank with recommendations as to the changed interest rates or other variable terms. At such time as the Bank advises the Agents of the new interest rates or other variable terms, the Agents may resume solicitation of offers to purchase such Notes. Until such time, only "indications of interest" may be recorded. Immediately after acceptance by the Bank of an offer to purchase at a new interest rate or new variable term the Bank and the Presenting Agent shall follow the procedures set forth under the applicable "Settlement Procedures.''

Suspension of Solicitation;

Amendment or Supplement: While the Agents are soliciting offers to purchase Notes from the Bank, the Bank may instruct the Agents to suspend solicitation of offers to purchase Notes at any time. Upon receipt of such instructions, the Agents will forthwith suspend solicitation of offers to purchase Notes from the Bank until such time as the Bank has advised them that solicitation of offers to purchase may be resumed. If the Bank decides to amend the Offering Circular (including incorporating any documents by reference therein) or supplement any of such documents (other than to change rates or other variable terms), it will immediately notify, with confirmation in writing to follow, the Agents and will furnish the Agents and their counsel with copies of the proposed amendment (including any document proposed to be incorporated by reference therein) or supplement; provided, however, that the Bank shall be required to provide such notice and copies only to the extent that it is required to do so pursuant to the terms of the Distribution Agreement. One copy of such proposed amendment or supplement will be delivered or mailed to the Agents at the following respective addresses: Salomon Smith Barney Inc., Seven World Trade Center, 31st Floor, New York, New York 10048, (212) 783-5889, telecopier (212) 783-2274, Attention: Medium-Term Note Group; Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, 9th Floor, New York, New York 10172, (212) 892-2677, telecopier (212) 892-8244, Attention: Roger Thomson, Keefe, Bruyette & Woods, Inc., Two World Trade Center, New York, New York 10048, (212) 323-8471, telecopier (212) 323-8347, Attention: Joseph A. Lenihan; Merrill Lynch & Co., World Financial Center, North Tower, 11th Floor, New York, New York 10281-1311, (212) 449-0393, telecopier (212) 449-0599, Attention: Product Management - Bank Notes; J.P. Morgan Securities Inc., 60 Wall Street, 3rd Floor, New York, New York 10260-0060, (212) 648-0591, telecopier (212) 648-5909, Attention: Medium-Term Note Desk; Morgan Stanley & Co. Incorporated, 1585 Broadway, 2nd Floor, New York, New York 10036, (212) 761-4000, telecopier (212) 761-0780, Attention: Manager - Continuously Offered Products, with a copy to: Morgan Stanley & Co. Incorporated, 1585 Broadway, 34th Floor, New York, New York 10036, (212) 761-8385, telecopier (212) 761-00260, Attention: Peter Cooper, Investment Banking Information Center.

In the event that at the time the solicitation of offers to purchase from the Bank is suspended (other than to change interest rates, maturities, prices or other similar variable terms with respect to the Notes) there shall be any offers to purchase Notes that have been accepted by the Bank which have not been settled, the Bank will promptly advise the Agents whether such offers may be settled and whether copies of the Offering Circular, as theretofore amended and/or supplemented, as in effect at the time of such suspension may be delivered in connection with the settlement of such orders. The Bank will have the sole responsibility for such decision and for any arrangements which may be made in the event that the Bank determines that such orders may not be settled or that copies of such Offering Circular may not be so delivered.

Delivery of Offering Circular: A copy of the most recent Offering Circular and Pricing Supplement must accompany or precede the earlier of (a) the written confirmation of a sale sent to a customer or his agent and (b) the delivery of Notes to a customer or his agent.

Authenticity of Signatures: The Agents will have no obligations or liability to the Bank or the Issuing and Paying Agent in respect of the authenticity of the signature of any officer, employee or agent of the Bank or the Issuing and Paying Agent on any Note.

Documents Incorporated

by Reference: The Bank shall supply the Agents with an adequate supply of all documents incorporated by reference in the Offering Circular.

Business Day: "Business Day" means, with respect to any Note, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York or in the city in which the Bank is headquartered are authorized or required by law, regulation or executive order to close, and with respect to LIBOR Notes only, any day that is a London Business Day. "London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Issuance: All Fixed Rate Notes of the Bank issued in book-entry form having the same Original Issue Date, Interest Rate, Interest Payment Dates, Regular Record Dates, Default Rate, Maturity Date, redemption and/or repayment terms, if any, original issue discount terms, if any, and otherwise having identical terms and provisions (collectively, the "Fixed Rate Terms") will be represented initially by a single Global Note in fully registered form; and all Floating Rate Notes of the Bank issued in book-entry form having the same Original Issue Date, interest rate basis upon which interest may be determined (each, an "Interest Rate Basis"), which may be the CD Rate, the CMT Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, the J.J. Kenny Rate, LIBOR, the Prime Rate, the Treasury Rate, and any other rate set forth by the Bank in a Floating Rate Note, Initial Interest Rate, Index Maturity, Spread and/or Spread Multiplier, if any, Regular Record Dates, Maximum Interest Rate, if any, Minimum Interest Rate, if any, Interest Payment Dates, Interest Payment Period, Interest Reset Dates, Interest Reset Period, the Designated LIBOR Page, if any, the Designated CMT Maturity Index and the Designated CMT Telerate Page, if any, Calculation Agent, Default Rate, Maturity Date, redemption or repayment terms, if any, original issue discount terms, if any, and otherwise having identical terms and provisions, (collectively, the "Floating Rate Terms") will be represented initially by a single Global Note.

Identification: The Bank has arranged with the CUSIP Service Bureau of the Standard & Poor's Ratings Services (the "CUSIP Service Bureau") for the reservation of one series of CUSIP numbers assignable to Senior Notes with maturities of more than one year, one series of CUSIP numbers assignable to Senior Notes with maturities of 30 days or more up to and including one year, and one series of CUSIP numbers assignable to Subordinated Notes, each of which series consists of approximately 900 CUSIP numbers which have been reserved for and relate to Global Notes, and the Bank has delivered to DTC such list of such CUSIP numbers. The Issuing and Paying Agent will assign CUSIP numbers to Global Notes as described below under Settlement Procedure C. DTC will notify the CUSIP Service Bureau periodically of the CUSIP numbers that the Issuing and Paying Agent has assigned to the Global Notes. The Issuing and Paying Agent will notify the Bank at any time when fewer than 100 of the reserved CUSIP numbers of any series remain unassigned to Global Notes and, if it deems it necessary, the Bank will reserve additional CUSIP numbers of such series for assignment to Global Notes. Upon obtaining such additional CUSIP numbers, the Bank will deliver a list of such additional numbers to the Issuing and Paying Agent and DTC. Book-Entry Notes having an aggregate principal amount in excess of $200,000,000 and otherwise required to be represented by the same Global Note will instead be represented by two or more Global Notes which shall all be assigned the same CUSIP number.

Registration: Unless otherwise specified by DTC, each Global Note will be registered in the name of Cede & Co., as nominee for DTC, on the register maintained by the Issuing and Paying Agent. The owner of a Book-Entry Note (i.e., an owner of a beneficial interest in a Global Note) (or one or more indirect participants in DTC designated by such owner) will designate one or more participants in DTC (with respect to such Book-Entry Note, the "Participants") to act as agent for such beneficial owner in connection with the book-entry system maintained by DTC, and DTC will record in book-entry form, in accordance with instructions provided by such Participants, a credit balance with respect to such Book-Entry Notes in the account of such Participants. The ownership interest of such beneficial owner in such Global Note will be recorded through the records of such Participants or through the separate records of such Participants and one or more indirect participants in DTC.

Transfers: Transfers of a beneficial interest in a Global Note will be accomplished by book entries made by DTC and, in turn, by Participants (and in certain cases, one or more indirect participants in DTC) acting on behalf of beneficial transferors and transferees of such Global Note.

Exchanges: The Issuing and Paying Agent may deliver to DTC and the CUSIP Service Bureau at any time a written notice specifying (a) the CUSIP numbers of two or more Global Notes outstanding on such date that represent Notes having the same Fixed Rate Terms or Floating Rate Terms, as the case may be (other than Original Issue Dates), and for which interest has been paid to the same date; (b) a date, occurring at least 30 days after such written notice is delivered and at least 30 days before the next Interest Payment Date for the related Book-Entry Notes, on which such Global Notes shall be exchanged for one or more replacement Global Notes; and (c) a new CUSIP number, obtained from the Issuing and Paying Agent, to be assigned to such replacement Global Note. Upon receipt of such notice, DTC will send to its Participants a written reorganization notice to the effect that such exchange will occur on such date. Prior to the specified exchange date, the Issuing and Paying Agent will deliver to the CUSIP Service Bureau written notice setting forth such exchange date and the new CUSIP number and stating that, as of such exchange date, the CUSIP numbers of the Global Notes to be exchanged will no longer be valid. On the specified exchange date, the Issuing and Paying Agent will exchange such Global Notes for a single Global Note bearing the new CUSIP number, and the CUSIP numbers of the exchanged Global Notes will, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. Notwithstanding the foregoing, if the Global Notes to be exchanged exceed $200,000,000 in aggregate principal amount, one replacement Global Note will be authenticated and issued to represent each $200,000,000 of principal amount of the exchanged Global Notes and an additional Global Note or Global Notes will be authenticated and issued in exchange for any remaining principal amount of such exchanged Global Notes representing such Book-Entry Notes (see "Denominations" below).

Denominations: All Book-Entry Notes will be denominated in U.S. dollars. Book-Entry Notes will be issued in minimum denominations of $250,000 and integral multiples of $1,000 in excess thereof. Global Notes representing Book-Entry Notes will be denominated in principal amounts not in excess of $200,000,000. If one or more Book-Entry Notes having an aggregate principal amount in excess of $200,000,000 would, but for the preceding sentence, be represented by a single Global Note, then one Global Note will be issued to represent each $200,000,000 principal amount of such Book-Entry Note or Notes and an additional Global Note or Global Notes will be issued to represent any remaining principal amount of such Book-Entry Notes. In such case, each of the Global Notes representing such Book-Entry Notes shall be assigned the same CUSIP number.

Interest: General. Interest on each Book-Entry Note will accrue from the Original Issue Date or the most recent Interest Payment Date for which interest has been paid. Each payment of interest on a Book-Entry Note shall include interest accrued through the day preceding, as the case may be, the Interest Payment Date, Maturity Date or date of earlier redemption or repayment. Interest payable on the Maturity Date or date of earlier redemption or repayment of a Book-Entry Note will be payable to the holder to whom the principal of such Book-Entry Note is payable. DTC will arrange for each pending deposit message described under Settlement Procedure D below to be transmitted to the Standard & Poor's Ratings Services, which will use the information in the message to include certain terms of the related Book-Entry Note in the appropriate daily bond report published by the Standard & Poor's Ratings Services.

Regular Record Dates. Unless otherwise specified in the applicable Pricing Supplement, the Regular Record Date with respect to any Interest Payment Date for a Fixed Rate Book-Entry Note with a maturity of greater than one year shall be the May 1 or November 1 next preceding the applicable Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on a Fixed Rate Book-Entry Note with a maturity of one year or less will be payable only at maturity to the person to whom principal shall be payable. Unless otherwise specified in the applicable Pricing Supplement, the Regular Record Date with respect to any Interest Payment Date for a Floating Rate Book-Entry Note shall be the date 15 calendar days (whether or not a Business Day) prior to such Interest Payment Date.

Interest Payment Dates. Interest payments will be made on each Interest Payment Date commencing with the first Interest Payment Date following the Original Issue Date; provided, however, that the first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the second Interest Payment Date following the Original Issue Date. If any Interest Payment Date of a Fixed Rate Book-Entry Note falls on a day which is not a Business Day, the related payment of interest on such Fixed Rate Book-Entry Note shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date. If any Interest Payment Date with respect to any Floating Rate Book-Entry Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that in the case of a LIBOR Book-Entry Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

Fixed Rate Book-Entry Notes. Unless otherwise specified in the applicable Pricing Supplement, interest payments on Fixed Rate Book-Entry Notes having maturities of greater than one year will be payable semi-annually on May 15 and November 15 of each year and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Book-Entry Notes having maturities of one year or less will be payable only at maturity.

Floating Rate Notes. Interest payments on Floating Rate Book-Entry Notes will be made as specified in the Floating Rate Book-Entry Note.

Notice of Interest Payments and Regular Record Dates. On the first Business Day after any Regular Record Date, the Issuing and Paying Agent will deliver to DTC a written list of Regular Record Dates and Interest Payment Dates that will occur during the six-month period beginning on such first Business Day with respect to Floating Rate Book-Entry Notes. Promptly after each Interest Determination Date for Floating Rate Book-Entry Notes, the Issuing and Paying Agent will notify the Standard & Poor's Ratings Services of the interest rates determined on such Interest Determination Date.

Payments of Principal and Interest: Payments of Interest Only. Promptly after each Regular Record Date, the Issuing and Paying Agent will deliver to the Bank and DTC a written notice specifying by CUSIP number the amount of interest to be paid on each Book-Entry Note on the following Interest Payment Date (other than an Interest Payment Date coinciding with the Maturity Date) and the total of such amounts. DTC will confirm the amount payable on each Book-Entry Note on such Interest Payment Date by reference to the daily bond reports published by the Standard & Poor's Ratings Services. On such Interest Payment Date, the Bank will pay to the Issuing and Paying Agent, and the Issuing and Paying Agent in turn will pay to DTC, an amount sufficient to pay the total amount of interest then due and owing (other than on the Maturity Date), at the times and in the manner set forth below under "Manner of Payment.''

Payments on the Maturity Date. On or about the first Business Day of each month, the Issuing and Paying Agent will deliver to DTC a written list of principal of, premium, if any, and interest on, each Book-Entry Note maturing on any Maturity Date or date of earlier redemption or repayment in the following month. The Issuing and Paying Agent and DTC will confirm the amounts of such principal of, premium, if any, and interest on, a Book-Entry Note on or about the fifth Business Day preceding the Maturity Date or date of earlier redemption or repayment of such Book-Entry Note. On such Maturity Date or date of earlier redemption or repayment, the Bank will pay to the Issuing and Paying Agent, and the Issuing and Paying Agent in turn will pay to DTC, the principal amount of such Book-Entry Note, together with interest and premium, if any, due on such Maturity Date or date of earlier redemption or repayment, at the times and in the manner set forth below under "Manner of Payment." If any Maturity Date or date of earlier redemption or repayment of a Book-Entry Note falls on a day which is not a Business Day, the related payment of principal of, premium, if any, or interest on, such Book-Entry Note shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment were due, and no interest shall accrue on the amount so payable for the period from and after such Maturity Date or date of earlier redemption or repayment, as the case may be. Promptly after payment to DTC of the principal of, premium, if any, and interest due on, the Maturity Date or date of earlier redemption or repayment of all Book-Entry Notes represented by a Global Note, the Issuing and Paying Agent will cancel such Global Note and deliver such Global Note to the Bank with an appropriate debit advice. On the first Business Day of each month, the Issuing and Paying Agent will deliver to the Bank a written statement indicating the total principal amount of outstanding Global Notes as of the close of business on the immediately preceding Business Day.

Manner of Payment. The total amount of any principal of, premium, if any, and interest on, Book-Entry Notes due on any Interest Payment Date or Maturity Date or date of redemption or repayment shall be paid by the Bank to the Issuing and Paying Agent in immediately available funds available for use by the Issuing and Paying Agent no later than 1:00 p.m., New York City time, on such date.

The Bank will make such payment on such Book-Entry Notes by instructing the Issuing and Paying Agent to withdraw funds from an account maintained by the Bank at the Issuing and Paying Agent. The Bank will confirm such instructions in writing to the Issuing and Paying Agent. Upon receipt of such funds, the Issuing and Paying Agent will pay by separate wire transfer (using message entry instructions in a form previously specified by DTC) to an account previously specified by DTC, in funds available for immediate use by DTC, each payment of principal of, premium, if any, and interest on, a Book-Entry Note on such date. Thereafter on such date, DTC will pay, in accordance with its SDFS operating procedures then in effect, such amounts in funds available for immediate use to the respective Participants in whose names Book-Entry Notes are recorded in the book-entry system maintained by DTC. Neither the Bank nor the Issuing and Paying Agent will have any responsibility or liability for the payment by DTC of the principal of, premium, if any, or interest on, the Book-Entry Notes to such Participants.

Withholding Taxes. The amount of any taxes required under applicable law to be withheld from any interest payment on a Book-Entry Note will be determined and withheld by the Participant, indirect participant in DTC or other person responsible for forwarding payments and materials directly to the beneficial owner of such Book-Entry Note.

Settlement Procedures: Settlement Procedures with regard to Book-Entry Notes purchased by each Agent as principal or sold by each Agent, as agent of the Bank, will be as follows:
      The Presenting Agent will advise the Bank by telephone, confirmed by facsimile, of the following settlement information:
        Taxpayer identification number of the purchaser.
        Principal amount of such Book-Entry Notes.
        Ranking of Note (i.e., whether the Note is a Senior Note or a Subordinated Note).
        Fixed Rate Book-Entry Notes:
            Interest Rate;
            Interest Payment Dates for Fixed Rate Book-Entry Notes; and
            Regular Record Dates for Fixed Rate Book-Entry Notes with maturities of greater than one year (if other than the May 1 or November 1 prior to each Interest Payment Date).
          Floating Rate Book-Entry Notes:
            Initial Interest Rate;
            Interest Rate Basis;
            Index Maturity;
            Spread and/or Spread Multiplier, if any;
            Regular Record Dates (if other than the 15th day prior to each Interest Payment Date);
            Maximum Interest Rate, if any;
            Minimum Interest Rate, if any;
            Interest Payment Dates;
            Interest Payment Period;
            Interest Reset Dates;
            Interest Reset Period;
            Calculation Agent (if other than The First National Bank of Chicago);
            Interest Determination Date;
            Designated LIBOR Page, if any;
            Designated CMT Telerate Page, if any;
            Designated CMT Maturity Index, if any; and
            Other applicable terms.
        Price to public, if any, of such Book-Entry Notes (if such Book-Entry Notes are not being offered "at the market").
        Trade Date.
        Settlement Date (Original Issue Date).
        Maturity Date.
        Redemption provisions, if any, including: Initial Redemption Date, Initial Redemption Percentage and Annual Redemption Percentage Reduction.
        Repayment provisions, if any, including: Holder's Optional Repayment Date(s).
        Net proceeds to the Bank.
        Whether such Book-Entry Notes are being sold to the Presenting Agent acting as agent for the Bank or as principal or to an investor or other purchaser through the Presenting Agent.
        The Presenting Agent's commission or discount, as applicable.
        Whether such Book-Entry Notes are being issued with Original Issue Discount and the terms thereof.
        Default Rate.
        Such other information specified with respect to such Book-Entry Notes.
      If any offer to purchase a Note is accepted by the Bank, the Bank, with the approval of the Presenting Agent, will prepare a Pricing Supplement reflecting the information set forth in Settlement Procedure A above, and will transmit the Pricing Supplement to the Presenting Agent by electronic or facsimile transmission.
      The Bank will advise the Issuing and Paying Agent by electronic means, telephone (confirmed in writing at any time on the same date), facsimile transmission or by other acceptable means of the information set forth in Settlement Procedure A above, and the name of the Presenting Agent. The Issuing and Paying Agent on behalf of the Bank will assign a CUSIP number of the appropriate series to the Global Note representing such Book-Entry Notes and will notify the Bank by facsimile transmission or other electronic transmission of such CUSIP number as soon as practicable, and as soon thereafter as practicable, the Bank will notify the Presenting Agent by telephone of such CUSIP number. Each such instruction given by the Bank to the Issuing and Paying Agent will constitute a representation and warranty by the Bank to the Issuing and Paying Agent and the Agents that (i) the issuance and delivery of such Global Note has been duly and validly authorized by the Bank and (ii) that such Global Note, when completed, authenticated and delivered pursuant to the Issuing and Paying Agency Agreement, will constitute the valid and legally binding obligation of the Bank.
      The Issuing and Paying Agent will communicate to DTC and the Presenting Agent through DTC's Participant Terminal System, a pending deposit message specifying the following settlement information:
          The information set forth in Settlement Procedure A.
          The identification numbers of the participant accounts maintained by DTC on behalf of the Issuing and Paying Agent and the Presenting Agent.
          Identification as a Senior Note or a Subordinated Note and as a Fixed Rate Book-Entry Note or Floating Rate Book-Entry Note.
          The initial Interest Payment Date for each Global Note representing such Book-Entry Notes, the number of days by which such date succeeds the related Regular Record Date for DTC purposes and, if then calculable, the amount of interest payable on such Interest Payment Date (which amount shall have been confirmed by the Issuing and Paying Agent).
          The CUSIP number of each Global Note representing such Book-Entry Notes.
          Whether such Global Note represents any other Notes issued or to be issued in book-entry form.
      The Issuing and Paying Agent will complete, authenticate and deliver to DTC by retention as custodian for DTC the Global Note representing such Book-Entry Notes in a form that has been approved by the Bank, the Issuing and Paying Agent and the Agents.
      DTC will credit the Book-Entry Notes represented by such Global Note to the participant account of the Issuing and Paying Agent maintained by DTC except as provided in Settlement Procedure H below.
      The Issuing and Paying Agent will enter an SDFS deliver order through DTC's Participant Terminal System instructing DTC (i) to debit such Book-Entry Notes to the Issuing and Paying Agent's participant account and credit such Book-Entry Notes to the participant account of the Presenting Agent maintained by DTC and (ii) to debit the settlement account of the Presenting Agent and credit the settlement account of the Issuing and Paying Agent maintained by DTC, in an amount equal to the price of such Book-Entry Notes less such Agent's commission. Any entry of such deliver order shall be deemed to constitute a representation and warranty by the Issuing and Paying Agent to DTC that (i) the Global Note representing such Book-Entry Notes has been issued and authenticated and (ii) the Issuing and Paying Agent is holding such Global Note pursuant to the Certificate Agreement.
      In the case of Book-Entry Notes sold through an Agent acting as agent, the Presenting Agent will enter an SDFS deliver order through DTC's Participant Terminal System instructing DTC (i) to debit such Book-Entry Notes to the Presenting Agent's participant account and credit such Book-Entry Notes to the participant account of the Participants maintained by DTC and (ii) to debit the settlement accounts of such Participants and credit the settlement account of the Presenting Agent maintained by DTC, in an amount equal to the initial public offering price of such Book-Entry Notes.
      Transfers of funds in accordance with SDFS deliver orders described in Settlement Procedures G and H will be settled in accordance with SDFS operating procedures in effect on the Settlement Date.
      The Issuing and Paying Agent will credit to an account of the Bank maintained at the Issuing and Paying Agent funds available for immediate use in the amount transferred to the Issuing and Paying Agent in accordance with Settlement Procedure G.
      In the case of Book-Entry Notes sold through an Agent acting as agent, the Presenting Agent will confirm the purchase of such Book-Entry Notes to the purchaser either by transmitting to the Participant with respect to such Book-Entry Notes a confirmation order through DTC's Participant Terminal System or by mailing a written confirmation to such purchaser.

Settlement Procedures

Timetable: For offers to purchase Book-Entry Notes accepted by the Bank, Settlement Procedures A through K set forth above shall be completed as soon as possible. However, all information on sales settling one day or more after the Trade Date will be transmitted to DTC no later than 10:00 a.m. on the Settlement Date.

If a sale is to be settled on the same Business Day as the Trade Date, Settlement Procedure A shall be completed no later than 11:00 a.m. on such Business Day, Settlement Procedure C shall be completed no later than 12:00 p.m. on such Business Day and Settlement Procedure D shall be completed no later than 1:00 p.m. on such Business Day.

If a sale is to be settled more than one Business Day after the Trade Date, Settlement Procedures A and B must be completed no later than 4:00 p.m. on the Trade Date and Settlement Procedures C and D may, if necessary, be completed at any time on the first Business Day after such Trade Date. Settlement Procedure I is subject to extension in accordance with any extension of Fedwire closing deadlines and in the other events specified in the SDFS operating procedures in effect on the Settlement Date.

If settlement of a Book-Entry Note is rescheduled or cancelled, the Issuing and Paying Agent will deliver to DTC, through DTC's Participant Terminal System, a cancellation message to such effect by no later than 2:00 p.m., New York City time, on the Business Day immediately preceding the scheduled Settlement Date.

Failure to Settle: If the Issuing and Paying Agent fails to enter an SDFS deliver order with respect to a Book-Entry Note pursuant to Settlement Procedure G, then the Issuing and Paying Agent may deliver to DTC, through DTC's Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Book-Entry Note to the participant account of the Issuing and Paying Agent maintained at DTC. DTC will process the withdrawal message, provided that such participant account contains a principal amount of the Global Note representing such Book-Entry Note that is at least equal to the principal amount to be debited. If withdrawal messages are processed with respect to all Book-Entry Notes represented by a Global Note, the Issuing and Paying Agent will mark such Global Note "cancelled," make appropriate entries in its records and return such Global Note to the Bank. The CUSIP number assigned to such Global Note shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If withdrawal messages are processed with respect to some of the Book-Entry Notes represented by a Global Note, the Issuing and Paying Agent will exchange such Global Note for two Global Notes, one of which shall represent the Book-Entry Notes for which such withdrawal messages are processed and shall be cancelled immediately after issuance, and the other of which shall represent the other Book-Entry Notes previously represented by the surrendered Global Note and shall bear the CUSIP number of the surrendered Global Note.

In the case of any Book-Entry Note sold through an Agent, acting as agent, if the purchase price for any Book-Entry Note is not timely paid to the Participants with respect to such Book-Entry Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the applicable Agent may enter SDFS deliver orders through DTC's Participant Terminal System reversing the orders entered pursuant to Settlement Procedures G and H, respectively. Thereafter, the Issuing and Paying Agent will deliver the withdrawal message and take the related actions described in the preceding paragraph. If such failure shall have occurred for any reason other than default by the applicable Agent to perform its obligations hereunder or under the Distribution Agreement, the Bank will reimburse such Agent on an equitable basis for its loss of the use of funds during the period when the funds were credited to the account of the Bank.

Notwithstanding the foregoing, upon any failure to settle with respect to a Book-Entry Note, DTC may take any actions in accordance with its SDFS operating procedures then in effect. In the event of a failure to settle with respect to a Book-Entry Note that was to have been represented by a Global Note also representing other Book-Entry Notes, the Issuing and Paying Agent will provide, in accordance with Settlement Procedure E, for the authentication and issuance of a Global Note representing such remaining Book-Entry Notes and will make appropriate entries in its records.

Issuing and Paying Agent

Not to Risk Funds: Nothing herein shall be deemed to require the Issuing and Paying Agent to risk or expend its own funds in connection with any payment to the Bank, DTC, the Agents or the purchaser, it being understood by all parties that payments made by the Issuing and Paying Agent to the Bank, DTC, the Agents or the purchaser shall be made only to the extent that funds are provided to the Issuing and Paying Agent for such purposes.